Exhibit 2.1
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 2 (this "Amendment No. 2") to the Agreement and Plan of Merger dated as of April 11, 2017 (the "Agreement"), is made and entered into as of April 2, 2018, by and between Washington Federal, Inc., a Washington corporation ("Washington Federal"), and Anchor Bancorp, a Washington corporation ("Anchor", and together with Washington Federal, the "Parties" and each, a "Party").
RECITALS
A. As provided in Section 8.5 of the Agreement, the Parties may amend the terms of the Agreement by an instrument in writing, signed by the parties.
B. The Parties hereto desire to enter into this Amendment No. 2 upon the terms and conditions set forth herein.
C. All capitalized terms contained in this Amendment No. 2, but not specifically defined in this Amendment No. 2, shall have the meanings ascribed to such terms in the Agreement.
AGREEMENT
1. Solicitation of Alternative Transactions and Termination Rights. For a period of one hundred and twenty (120) days from the date of this Amendment No. 2, and notwithstanding any provision of the Agreement or any amendment thereto, Anchor and its representatives shall have the right to solicit, pursue and otherwise take all other action to facilitate a possible alternative transaction with a party other than Washington Federal and, in the event of receipt and acceptance of a non-binding letter of intent for an alternative transaction by Anchor, the right to terminate the Agreement without the payment of any termination fee or other penalty to Washington Federal.
2. Amendment to Section 8.1(c).  The June 30, 2018 termination date in Section 8.1(c), as previously amended, is extended until August 30, 2018. The other provisions of Section 8.1(c), including, but not limited to, the three additional extension dates, shall remain unchanged.
3. No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment No. 2 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.
4. Effect of Amendment No. 2. This Amendment No. 2 shall form a part of the Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment No. 2 by the Parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.
5. Counterparts. This Amendment No. 2 may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
6. Severability. Whenever possible, each provision or portion of any provision of this Amendment No. 2 shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment No. 2 is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment No. 2 shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
7. Governing Law. This Amendment No. 2 and all disputes or controversies arising out of or relating to this Amendment No. 2 or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.
8. Headings. The headings used in this Amendment No. 2 are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment No. 2.
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IN WITNESS WHEREOF, Washington Federal and Anchor have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized as of the date first above written.

WASHINGTON FEDERAL, INC.

By: /s/Brent J. Beardall
Name: Brent J. Beardall
Title: President and Chief Executive Officer

ANCHOR BANCORP

By: /s/Jerald L. Shaw
Name: Jerald L. Shaw
Title: President and Chief Executive Officer